Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

LEET INC.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Share of Common Stock(3)	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value (1)	457	(f)	152,899,640	(2)	N/A	$13,455,168.32	(3)	0.000110200	$1,482.76
Equity	Series A Preferred Shares, no par value (1)	Other		1,000,000	(2)	N/A	88,000	(3)	0.000110200	$9.70
Equity	Series B Preferred Shares, no par value (1)	Other		5,898,256	(2)	N/A	519,046.53	(3)	0.000110200	$57.20
Total Offering Amounts						–	$14,062,214.85
Total Fee Offsets						–
Net Fee Due						–	$1,549.66

(1)	Relates to ordinary shares and preferred shares of Leet Inc., a BVI corporation (Leet BVI”), to be issued in connection with the Redomicile Transaction described in this registration statement

(2)	Represents the maximum number of shares expected to be issued by the registrant to the stockholders of Leet Technology Inc., a Delaware corporation (“Leet”), in the Redomicile Transaction.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (f) under the Securities Act of 1933, as amended (the “Securities Act”), based upon a market value of $0.088 for each share of common stock of Leet, which is the average high and low sale price of Leet’s shares of common stock, as reported on the OTCQB on October 11, 2022. In connection with the Redomicile Transaction, each Leet’s share of common stock and preferred stock will be converted into the right to receive Leet BVI’s one new ordinary share and preferred shares, respectively.